April 25, 2001


Mr. Dennis Hernreich
428 Foundry Street
Easton, MA. 02356


Dear Dennis:


     This will confirm the agreement between you and Designs, Inc. (the "Company") that the initial term of your Employment Agreement with the Company dated as of August 14, 2000 (the "Agreement") shall be extend for a period of one year from September 3, 2001, until September 3, 2002, in lieu of the potential extension contemplated by Section 2 of the Agreement.

     Accordingly, you and the Company hereby agree that effective as of April 25, 2001, Section 2 of the Agreement shall be amended to provide in its entirety as follows:

     The term of employment under this Agreement shall begin on September 4, 2000 (the "Employment Date") and shall continue for a period of two (2) years from that date, subject to prior termination in accordance with the terms hereof. Upon the expiration of the Executive's initial two (2) year term of employment, the Company has the option to extend the term of this Agreement for an additional one (1) year, under the terms and conditions set forth herein.


Very truly yours,


Designs, Inc.


By /S/ SEYMOUR HOLTZMAN
Seymour Holtzman
Chairman of the Board


Agreed and Accepted:


/S/ DENNIS R. HERNREICH
Dennis Hernreich